UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 15, 2016

RADIANT LOGISTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35392	04-3625550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 114th Avenue, S.E., Third Floor, Bellevue, WA 98004

(Address of Principal Executive Offices) (Zip Code)

(425) 943-4599

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Radiant Logistics, Inc. (the “Company”) recently announced certain organizational changes to its management team.

The Company is appointing Joe Bento, the Company’s current Senior Vice President of Operations, to succeed Dan Stegemoller, who is stepping down as the Chief Operating Officer of the Company’s freight forwarding unit, effective as of June 30, 2016. Prior to joining the Company, Mr. Bento served in a variety of significant roles within the transportation industry, including, from September 2012 to April 2016, as the Chief Sales Officer of SEKO Logistics; and from 1998 to 2012, in various leadership roles at Eagle Global Logistics and its successor, CEVA Logistics. Mr. Bento earned a Bachelor of Science in Finance from California State University – Long Beach.

The Company also announced the appointment of Arnold Goldstein to the newly-created position of Chief Commercial Officer, effective June 30, 2016. Mr. Goldstein also has significant experience within the transportation industry, having served as Chief Operating Officer of Service by Air, which was acquired by the Company in June 2015, and in various leadership roles at Hellman World Wide Logistics from May 2006 to June 2015. Mr. Goldstein earned a Bachelor of Arts in Psychology from the University of Rhode Island and a Masters of Business Administration from Bryant University.

In addition, Peter Jamieson, the Company’s Senior Vice President and Country Manager (Canada), is transitioning to a new role as Sales Agent and will no longer be an executive officer of the Company as of July 1, 2016.

Item 8.01 Other Events

The Company issued a press release with respect to the aforementioned organizational changes, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)Exhibits.

No.	Description
99.1	Press Release, dated June 20, 2016 announcing certain organizational changes.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Radiant Logistics, Inc.

Date: June 21, 2016	By:	/s/ Todd Macomber
Todd Macomber
Senior Vice-President and Chief Financial Officer